EXHIBIT 10.7(a)

COMPENSATION REDUCTION AGREEMENT

THIS COMPENSATION REDUCTION AGREEMENT (this "Agreement") is entered into effective as of December 31__, 2004, by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Mark A. Erwin ("Executive").

W I T N E S S E T H:

WHEREAS, Company and Executive have heretofore entered into that certain Employment Agreement dated as of August 12, 2004; and

WHEREAS, Company has heretofore granted to Executive various awards under Company's Incentive Plan 2000, as amended (the "Incentive Plan 2000"), and the programs maintained under the Incentive Plan 2000, including Company's Annual Executive Bonus Program, as amended (the "Bonus Program"), and Company's Long Term Incentive and RSU Program, as amended (the "LTIP/RSU Program")(the Incentive Plan 2000, the Bonus Program, and the LTIP/RSU Program are collectively referred to herein as the "Compensation Programs"); and

WHEREAS, as part of Company's continuing efforts to reduce its costs of operation, Company desires to reduce the compensation it provides to Executive, and Executive is willing to accept such reduction, in an effort to enhance the financial health of Company and to preserve employment opportunities for Executive and others with Company.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding any provision to the contrary in the Employment Agreement, the Compensation Programs or the award notices issued to Executive under the Compensation Programs, Company and Executive hereby agree as follows:

    REDUCTION OF BASE SALARY: Subject to Executive's continuous employment by Company from the date of this Agreement to February 28, 2005, commencing on February 28, 2005, and continuing until such time, if any, as the parties may agree to a different amount, Executive's annual base salary shall be reduced by 17.5% of the amount in effect on the date hereof (i.e., from Executive's current base salary of $400,000 to a reduced based salary of $330,000). Executive acknowledges that such reduction in annual base salary will also result in a reduction in certain compensation and other benefits provided by Company to Executive pursuant to the terms of Company's benefit plans and programs, including, without limitation, under the Bonus Program, the LTIP/RSU Program, and Executive's supplemental executive retirement plan.

    REDUCTION IN OUTSTANDING RSUs: Set forth on Exhibit A attached hereto is a list of the RSUs (as such term is defined in the LTIP/RSU Program) that have been awarded to Executive by Company prior to the date of this Agreement and in which Executive will not have a 100% vested and nonforfeitable interest as of the close of business on February 28, 2005 (determined based on the terms of the LTIP/RSU Program and the applicable award notices issued thereunder, and assuming Executive's continuous employment by Company from the date of this Agreement until February 28, 2005). Subject to Executive's continuous employment by Company from the date of this Agreement through February 28, 2005, effective as of the close of business on February 28, 2005, Executive hereby surrenders and forfeits to Company 17.5% of the portion of each award that is listed on Exhibit A in which Executive will not have a 100% vested and nonforfeitable interest as of the close of business on February 28, 2005 (labeled on Exhibit A as "Nonvested"). The surrender and forfeiture of the applicable percentage of the nonvested portion of each such award shall be applied separately as of each vesting date under such award that will occur after February 28, 2005. If the provisions of this paragraph would result in the surrender and forfeiture of a fraction of an RSU, then, notwithstanding the preceding provisions of this paragraph, such fractional RSU shall not be surrendered and forfeited.

    EFFECT OF CERTAIN TERMINATIONS OF EMPLOYMENT: Notwithstanding any other provision of this Agreement, if Executive's employment by Company shall be terminated between Feb. 28, 2005 and Feb. 28, 2007 as a result of Executive's death or incapacity (as defined in Section 2.2(ii) of the Employment Agreement) or under circumstances requiring Company to pay Executive the Termination Payment (as defined in the Employment Agreement as of the date hereof), then all amounts (including such Termination Payment) payable to Executive under the Employment Agreement or the Compensation Programs (other than under the Continental Retirement Plan) shall be calculated and made as if this Agreement were never in force, and all awards forfeited by Executive pursuant to Section 2 hereof shall be restored to Executive nunc pro tunc (or, if Company is unable to so restore such awards due to restrictions imposed by the Compensation Programs or applicable law, the then-fair market value thereof shall be paid in cash to Executive or Executive's estate).

    NOTICES: For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be given in the same manner as indicated in the Employment Agreement.

    ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

    AMENDMENT: This Agreement may not be modified except by an agreement in writing executed by both Company and Executive.

    GOVERNING LAWS: This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

    VALIDITY: In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.

    COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    EFFECT OF AGREEMENT: Except as provided in any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect. This Agreement constitutes an amendment to the Employment Agreement and, to the extent applicable, the award notices that have been issued to Executive prior to the date hereof pursuant to the Compensation Programs. Neither this Agreement nor any action taken by Company in accordance with the terms of this Agreement shall give Executive any right to terminate Executive's employment under the Employment Agreement under circumstances that would give rise to the payment of a Termination Payment (or the payment or provision of related severance amounts and benefits) under the Employment Agreement. Further, nothing in this Agreement shall confer to Executive any right of future employment with Company or any of its affiliates.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"COMPANY"

CONTINENTAL AIRLINES, INC

By: /s/ Michael H. Campbell

Name: Michael H. Campbell

Title: Senior Vice President -

Human Resources and

Labor Relations

"EXECUTIVE"

/s/ Mark A. Erwin____________

Mark A. Erwin

EXHIBIT A

TO

COMPENSATION REDUCTION AGREEMENT

RSUs
Performance Period Relating to the Award	Total Number of RSUs subject to Award (all Nonvested)	RSUs to be Surrendered and Forfeited as of February 28, 2005
April 1, 2004 to June 30, 2005	40,000	7,000
April 1, 2004 to March 31, 2006	40,000	7,000
April 1, 2004 to December 31, 2007	50,000	8,750